NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Exhibit 99.2

CONTENTS
CALL PARTICIPANTS	2
PRESENTATION	3
QUESTION AND ANSWER	8

New Residential Investment Corp. NYSE:NRZ

FQ1 2014 Earnings Call Transcript

Wednesday, May 14, 2014 2:00 PM GMT

1

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Call Participants

EXECUTIVES

Michael Nierenberg

Chief Executive Officer, President and

Director

Sarah Watterson

Susan Givens

Chief Financial Officer and Treasurer

ANALYSTS

Bose T. George

Keefe, Bruyette, & Woods, Inc.,

Research Division

Douglas Harter

Credit Suisse AG, Research Division

Henry J. Coffey

Sterne Agee & Leach Inc., Research

Division

Jessica Ribner

FBR Capital Markets & Co., Research

Division

Michael R. Kaye

Citigroup Inc, Research Division

This transcript is subject to the Forward-Looking Statements disclaimer included in Exhibit 99.1 to the Current Report on Form 8-K to which this exhibit relates.

2

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Presentation

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the New Residential Investment Corp. First Quarter 2014 Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. [Operator Instructions] Thank you.

I would now like to turn the call over to Sarah Watterson. You may begin.

Sarah Watterson

Thank you, Victoria, and good morning, everyone. Welcome to New Residential’s First Quarter 2014 Earnings Call. With me today from management, I have Michael Nierenberg, the CEO of New Residential; Susan Givens, the CFO of New Residential; and Jon Brown, the CAO of New Residential, will join us for question-and-answer portion of the call.

Throughout the call we are going to reference to the earnings supplement that was just posted to the website this morning. If you haven’t already done so, I would suggest that you download it now.

And briefly, please let me remind you that statements made today may be forward-looking statements. These statements, by their nature, are uncertain and may differ materially from actual results. We encourage you to read the forward-looking statement disclaimer in our supplement, as well as the risk factors in New Residential’s 10-Q. I would also like to remind you that nothing on this call constitutes an offer to sell or a solicitation of an offer to purchase any securities, and the webcast and audiocast is copyrighted material of New Residential and cannot be duplicated, reproduced or rebroadcasted without our consent.

With that, let me turn it over to Michael.

Michael Nierenberg

Chief Executive Officer, President and Director

Thanks, Sarah. Good morning, everyone, and thanks for joining us. 2014 is off to a terrific start, and we look forward to sharing our results and thoughts with you. What we wanted to do is try to simplify our message a bit. So for those of who are new to our company, we’re a publicly-traded mortgage REIT that invests across the $20 trillion housing market.

Since our spin from NCT last May, our performance has been great, generating a ROE of 25-plus percent. This quarter was particularly strong as we grew our core earnings to $0.16 a share from $0.14 in Q4 2013. In addition, we have paid out a $0.175 quarterly dividend for the past 3 quarters. In total, including special dividends, we have paid out $0.67 of dividends per share over the past year. Susan will provide more color on our financial highlights on the call.

Going forward, our mission is simple: We invest in assets that offer reliable, mid-teens returns throughout various interest rate environments. Today, our portfolio consists of the following: Servicing related assets, which includes excess MSRs and servicing advances; residential mortgage loans, including performing and nonperforming mortgage loans, reverse mortgage loans, non-agency mortgage securities and agency securities; and then finally, we have one other portfolio, which is our consumer portfolio, which we’ll speak to a little bit later.

If you can now flip to Page 3 in the supplement. As you can see, Day 1 strategy for New Residential was to invest in excess MSRs. The early investments have been great ones. We have also made one-off acquisitions where we believe we could generate outsized returns for our shareholders. We believe this strategy has led us to have a great investment portfolio, which should do extremely well in all interest rate scenarios.

If you look at our chronology, you can see how we have evolved over the past couple of years. If you start to the left, beginning in 2011, while part of NCT, that’s when the company began making its first initial investments in excess MSRs. And as you walk through, you can see we acquired non-agency mortgage securities, we acquired the consumer loan portfolio of approximately 1 year ago, in Q4 we made some smaller investments in the non-performing loan business and then, late December, we made an announcement that we were acquiring approximately $6.3 billion of servicer advances.

3

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Now if you could flip to Page 4 of the supplement. NRZ today, at the end of Q1, our portfolio consisted of $1.5 billion of net investments across the company with a lifetime targeted yield in excess of 20%. Our servicing-related business, which accounts for greater than 50% of our net investments, is well positioned to appreciate in value as rates rise. One thing I want to point out is it’s also a lower-FICO, higher-LTV, more credit-impaired portfolio that, should rates remain in this narrow range, the portfolio, we believe, will continue to perform extremely well.

If you look to the bottom left on the pie chart, you can get a sense as far as what the composition of our portfolios are. Again, it’s $823 million of servicing and servicing-related assets, that’s the excess MSRs and the servicing advances; $421 million of residential securities and loans, that includes our non-agency portfolios, which are loans, it also includes our agency pool; and then our other investments is the consumer portfolio.

If you flip to Page 5, I’d like to take you through the pipeline. Today we are more optimistic on our pipeline than we have been in quite some time. Our partners at Nationstar Mortgage have done a great job with the various regulatory bodies, putting them and us in a great place today to acquire MSRs. So we can discuss that a little bit later. And as Nationstar Mortgage has approvals today to grow their portfolio, and we believe the banks will continue to work with approved, non-bank servicers to sell assets.

On the NPL front, pipelines are relatively huge. And while prices have risen, we believe there is enough supply to meet our investment objective. We have a small amount of equity invested in the non-performing loan sector and look forward to growing our presence in this sector as long as we are able to generate what we believe are mid-teens to upper-teens returns.

Looking at other opportunities. As we think about what the new mortgage market will evolve into, we’re very focused on non-QM, working with Nationstar and other originators and developing origination programs that we feel will supply us with not only mortgage loans for either securitization or for our portfolio, but also creating more MSRs from our origination businesses.

And then in other investments, we continue to look for one-off opportunities and, while we’d like to tell you that there’s something that’s there today, there’s nothing that we can point to right now that we’re going to talk about today.

If you flip to Page 6. As you can see, in Q1, we’ve had a very active quarter. We’ve invested in different portfolios of MSRs, excess MSRs. We agreed to invest $19 million to acquire a 33% interest in a pool of $8 billion of MSRs. Just to give you a little bit of color on that, it’s a 692 FICO, the 60-plus day delinquency bucket is 17-plus percent and it’s got a 4.5 gross coupon. So our feeling on that is, again, it’s another one of what we’d like to call a credit-impaired portfolio, speed should remain very constant on the slower side and we think returns are going to again be in the 15% to 20% kind of area.

Subsequent to the quarter, we invested $34 million in another pool of MSRs, $13 billion pool. The details on that are it’s at 3.90 gross WAC. To give you a sense on that, current coupon mortgages are approximately 4.25 to 4.30-ish, somewhere in that range. So the coupons out of the money. Again we’re targeting 15-plus percent returns on this. And so far, when we look at some of our investments, recent investments in the Excess MSR space, the returns have outperformed expectations.

On the servicer advanced side, we announced in December that we had the ability or the option to acquire $6.3 billion of servicing advances. I think at that time we committed to purchasing a little bit over $3 billion of servicing advances. In the quarter, New Residential, and we have some coinvestors with us on this, closed on $1.6 billion of advances, which is $225 million of equity, of which New Residential committed to $82 million of that equity.

Subsequent to quarter end, we closed on $618 million of advances, which is another $86 million of equity, which was 100% funded by New Residential. Returns to date have been fantastic. Initially the investment was targeted to be a 14% to 15% return. Currently it’s about a 20% return and we’ll talk to the reasons why a little bit later in the presentation.

On the nonperforming loan side, we acquired $72 million UPB of nonperforming loans in Q1. Subsequent to the quarter, we agreed to acquire 2 separate pools of NPLs with a UPB of $618 million. Again our targeted returns on these portfolios are 15% to 20%. The one thing I would also point out on the non-performing loan business, all these portfolios — not every portfolio is the same. For example, the large portfolio, which we’ll talk to a little bit later, had characteristics where 50% of the pool has equity in it. So again, not every pool is the same.

4

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Returns to date continue to outperform our expectations. So far, cash-on-cash returns are 24% on our existing NPL business. I will caution that it is early and typically, through liquidations, you’re able to liquidate a fair amount of loans early on but we’ll continue to monitor that portfolio. But initially the pace of liquidations is exceeding what our initial underwriting thoughts were.

And then on the non-agency portfolios, we had a very active quarter. If you roll back the clock to Q4 of 2013, we made some decisions to sell non-agency mortgage securities as the Dutch government was selling approximately $10 billion of ING’s non-agency mortgage portfolio. We were concerned as you went into year end with liquidity, nonetheless, spreads did not widen. So what we did is coming out of the gates in Q1, we made a number of different investments in the non-agency mortgage space early on. And so far, those investments have been terrific. And if you look where spreads are in the credit market, the credit markets continue to trade extremely well and prices are higher since the beginning of the quarter.

Now if you could flip to Page 7 in the supplement, I want to talk about our excess MSRs. In particular, this quarter proved to be an eventful one in terms of MSR performance and activities. Valuations of our MSR pools remain strong and we benefited from slower prepays, improving credit characteristics and lower defaults. In Q1, CPR slowed to 14% versus 16% in Q4 2013, and again, versus our initial underwriting expectations of something closer to 17% or 18%, we outperformed our underwriting expectations. Our prepayment was slower than the industry benchmarks even on a seasonality-adjusted basis. Furthermore, we experienced significant improvement in recapture and delinquencies quarter-over-quarter, one of the reasons is because Nationstar finally boarded all the pools that they originally agreed to acquire from BofA and other financial institutions.

Recapture rate increased from 31% in Q4 to 38% on our agency portfolio in Q1, and delinquencies improved from 13% in Q4 to 10% in Q1. To date, we have received $230 million of cash flow from our MSR investments, including $43 million in Q1, and we still expect to receive approximately $1.2 billion of cash flow over the weighted average life of approximately 6 years. In addition, during the quarter, as we spoke about before, we committed $19 million to invest in Excess MSRs in a portfolio of $8 billion of non-agency mortgage loans.

Despite the increased regulatory focus on the servicing industry in recent quarters, we continue to believe that, from a regulatory standpoint, things are thawing a bit. As it relates to Nationstar Mortgage, and I mentioned that a minute ago, they have done a great job working with the authorities, and they now have approvals to actually acquire MSRs, both agency and non-agency MSRs, from the different regulatory bodies. And we continue to work closely with Nationstar, and Nationstar continues to work closely with the regulatory authorities. So we’re very, very optimistic that we’re going to start see a thawing in the MSRs that are going to come to market. The banks still want to sell MSRs. And I think as it relates to the way that we’re approaching it, we’re working closely with the banks as well. So to the extent that we could source portfolios, New Residential will be an active participant along with Nationstar mortgage on these portfolios.

If you flip to Page 9, on our servicing advances. We mentioned we had the right to acquire $6.3 billion of advances from Nationstar in December. We agreed to acquire I think it was $3.2 billion, we had the other option to fund in 2014. So to date we’ve agreed to acquire $6.3 billion of advances from Nationstar Mortgage. This is going to be completed in stages. To date, New Residential has committed $284 million with us and our co-partners and what we’d call advance purchaser, and that equals 42% of that vehicle that’s acquiring the servicing advances. The reason that the portfolio returns have been so much higher, I think, than what we initially thought, is advanced balances have decreased by $1.8 billion in the quarter versus initial projections of a little bit over $0.5 billion, and the UPB ratio has declined 1.4% versus our initial projection of 0.3%.

So if you look to the bottom right, the graph on the bottom right. Our actual advances versus UPB is currently at 3.8% with a target of down towards 3%. And then if you look to the bottom right, you can see some metrics as far as how we’ve done. Again, when we started this investment, when we began this investment, our advances to UPB were 5.2%. Now they’re down to 3.8%. The total equity required at the time of this investment was $788 million. Today it’s down to $487 million, and you can see the actual changes that have occurred over the 4 months.

The one thing I just want to mention as well, there are a bunch of numbers that move in and out as these pools tend to pay down and as Nationstar Mortgage recovers advances quickly, it will require less amount of equity from Nationstar Mortgage as well as from advance purchaser to purchase servicing advances.

If you flip to Page 9, and this talks a little bit about how the transaction was structured. Initial structure was targeted at, again, a 15% IRR. Today we’re looking at a 20% IRR, and the reasons again for improvement are, one, advanced

5

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

balances continue to come down. The other thing that we’ve done, working closely with Nationstar, is we’ve improved the capital structures. We did a term securitization early in Q1, which gave us an advance rate of approximately 94% versus what we thought was going to be 90%, and we lowered the cost of funds from north of 3% to 2.5%. The other thing we’ve done recently, we’ve agreed on a 2-year facility that’s going to give us a 94-ish percent advance rate with, again, a 2.5% cost of funds.

On the bottom of the page, you can see the sensitivity analysis to advances versus the UPB of the mortgage loans, and then again how the LTVs work, how the sensitivities, if we are able to increase our advance rates versus what we initially thought and how that impacts our returns.

If you flip to Page 10, just talking about the non-performing loan business for a sec. Again, I mentioned we agreed to acquire $72 million in Q1 of UPB of nonperforming loans. At the end of Q1, our total portfolio was $229 million UPB. The results, 24% cash-on-cash returns, higher than expected liquidations out of the gates, which is fantastic. We continue to work with our servicers on that. We anticipate — again, we’re underwriting this to a 15% to 20% targeted IRR. The primary drivers of returns are going to be recovery timelines as well as our HPA assumptions. And we believe our HPA assumptions are relatively modest as we think about it and looking at housing data, et cetera, particularly some of the recent numbers that have come out.

Subsequent to quarter end, we’ve agreed to acquire 2 separate pools of NPLs with a total UPB of $618 million. One was a little bit north of $500 million, the other was $92 million. From a financing standpoint, you could take a look at the bottom or the left side of the page, on 10, to give you an idea of how we’ve currently financed our existing portfolio. What I will say is that I think liquidity, from a financing perspective, is very abundant in the markets today. The banks need to lend money and advance rates have gone from — I would say 1 year ago, where advance rates were roughly 60%, and advance rates are now at least 75% on a lot of the portfolios that we’re currently looking at, and cost of funds have come down, as well. And then on the right, you’ll see a sensitivity analysis to the recovery timelines and how HPA is going to affect your targeted lifetime returns.

If you flip to Page 11, I want to spend a minute on non-agency activities. Currently, as of the end of Q1, we had $1.6 billion face amount of non-Agency RMBS, with a carrying value of $1.2 billion. One of the big drivers there, if you look in the middle of the page, is we purchased $626 million face of a non-agency mortgage securities interest for $553 million. So that was a big driver in the growth, part of our growth, in the non-agency space. As I mentioned earlier in the quarter, opportunistically we took the advantage to buy non-agency mortgages with the expectation that the credit markets would remain firm and that from an overall returns standpoint, that we’d be able to achieve returns kind of in the mid-teens. We think we’ve done that, while I did mention spreads did not widen out as we expected, this one portfolio, buying stuff early on in the quarter, were terrific purchases. We’ve also been opportunistic and did a small amount of selling, as well.

Today non-agencies are yielding approximately 10% to 12% on a levered basis. So quite frankly, the markets are very, very well bid. And again, opportunistically, we’ll look at the markets to make sure, one is we protect our capital, but two is, to the extent that stuff continues to do better and better, we’ll look to potentially sell some assets over time.

The other thing I wanted to mention in the non-agency business is that we own the call rights on 800-plus non-agency mortgage deals, which is 13% of the non-agency mortgage universe. It equates to about $100 billion UPB of mortgage loans. And to give you a sense, in the month of May now, we’re actually in the market recalling 18 deals and we’ll be in the market with a securitization, which should be a good one for us.

So with that, I’m going to turn it over to Susan.

Susan Givens

Chief Financial Officer and Treasurer

Thanks, Michael, and good morning, everyone. Turning to our summary financial results on Page 12. We had a really strong quarter and a great start to the year.

We reported core earnings of $42 million or $0.16 per share. That’s up $0.02 per share from Q4, when we reported core earnings of $37 million or $0.14 per share. The $0.02 increase in core earnings was primarily driven by our investment in servicer advances, which we made in December 2013. Q1 was the first quarter to reflect a full 3-month contribution from this investment.

6

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

As of year end, we had invested about $116 million of equity in servicer advances. During Q1, we invested an additional $82 million, which brought our total equity invested in servicer advances to $198 million at quarter end. Subsequent to the quarter, we invested an additional $86 million of equity. So if you include that, to date, our total equity investment in servicer advances is about $284 million, as Michael mentioned previously. We expect this piece of the business to contribute even more to our core earnings as we move forward and as we start to benefit from the additional investments made in the first and second quarters.

Moving on to GAAP income. For the first quarter, we generated GAAP income of $49 million or $0.19 per share. This was down versus Q4 2013, when we generated $81 million of GAAP income or $0.31 per share. The difference between the first quarter and Q4 was primarily attributable to gains we generated last quarter from the sale of non-agency securities.

With respect to dividends, we paid out $44 million of common dividends in the first quarter or $0.175 per share. In total, including special dividends, we’ve paid out $0.67 per share of dividends over the past year, and since the spinout in May of last year, we’ve generated a 25% annualized return on equity.

Now turning to our balance sheet. We ended the first quarter with approximately $141 million of cash. That number includes working capital associated with the servicer advances and, if you exclude that cash, our balance sheet was about $65 million at quarter end.

Subsequent to quarter end, we raised approximately $175 million of gross proceeds through the sale of about 29 million shares of our common stock. We’re using those proceeds to fund new investment activity, including investments in Excess MSRs, servicer advances and nonperforming loans.

On Page 13, we’ve laid out an analysis to give you a little bit of insight into how we think about our balance sheet. On this page, we’ve broken out our primary asset categories, along with associated asset values and GAAP book value as of 3/31. The majority of our assets are marked each quarter, but we believe there are 2 standout assets that could be worth meaningfully more than where they are marked today.

First, the Excess MSRs. This has been a great investment for us, and this is really the core piece of our business. Our Excess MSRs make up more than 50% of our book value today. To date, we’ve invested $701 million of total equity in Excess MSRs and we’ve received $230 million of cash flows from our investments. The primary drivers of value are prepayment speeds, recapture rates and discount rates. In a rising interest-rate environment, we believe that all 3 of these metrics could change pretty substantially. We think prepayment fees could slow from 14% today to something in the neighborhood of 8% to 10%. We think recapture rates could increase from 30% to something around 35%. And we think discount rates could tighten from 12% to 13% to something closer to 8% to 9%. If any or all of those things happen, our investment could be meaningfully more valuable than where we have it marked today.

We also think there’s meaningful upside in our consumer loans, which appears on this page under the heading, Other Investments. This has been a truly great investment for us. We made this investment last April. Along with 2 other co-investors, we purchased a portfolio of consumer loans with a UPB of $3.9 billion for $3 billion, or about 76% of par. NRZ invested $241 million to purchase a 30% interest in the portfolio.

In September of last year, we sold a mezz piece and took out about $110 million of proceeds. So our cash basis in the investment is about $130 million. We carry the investment on our books at $230 million and we believe that if we were to sell or refinance our entire position today, the implied value of our investment could be well north of where we hold it on our books.

If you keep the rest of the balance sheet constant, you will see that, based on the assumptions I laid out, our book value could increase from $5.04 per share today to something that could be potentially closer to $6 to $6.50 per share, so an increase of $1 to $1.50. Obviously, this is all illustrative but hopefully this provides a little color as to how we think about it.

So to wrap up, we had a great start to the year and we’re making great progress on multiple fronts, and we look forward to updating you on our results in the second quarter. And with that, I’ll turn it over to the operator for Q&A.

7

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Question and Answer

Operator

[Operator Instructions] Your first question comes from Bose George with KBW.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

Just given the timing of some of the investments, is there a way to think about how much excess capital was there during the quarter?

Susan Givens

Chief Financial Officer and Treasurer

Hey Bose, I think last quarter, we talked about the fact that we had kind of $150 million of uninvested cash on our balance sheet. We’re not providing a comparable metric this quarter. I think we ended the quarter with, like I said, $65 million of cash on our balance sheet. So we obviously invested that at various points throughout the quarter but I don’t think we’re in a position to say we have a meaningful cash drag on the balance sheet like we talked about last quarter. Does that answer your question?

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

A question on the non-performing loan market. Can you just talk about the competition there? Supply, where that’s trending versus last year, et cetera?

Michael Nierenberg

Chief Executive Officer, President and Director

Sure. First of all, the pipelines are huge. I mean, all the big money center banks are going to continue to sell lots and lots of nonperforming loans. I do think the GSEs at some point will come out with some non-performing loan sales as well. And then you couple that with HUD announcing recently that they’re going to sell $5 billion of nonperforming loans in, I believe it’s early June. The amount of supply we think it’s going to continue to be there, with a nonperforming and reperforming loan market that’s north of $1 trillion, we think there’ll be tons of supply that are going to continue to come over the course of the next couple of years. While saying that, prices have gone up a fair amount. And to your question, Bose, on competition, there’s plenty of pools of money out there that are involved in this sector. I guess our feeling is, one, we’re not going to purchase every non-performing loan pool because the investment returns in every nonperforming loan pool won’t meet our objectives of mid-teens to upper-teens returns. But while saying that, it is a competitive market. There’ll be plenty of supply. If you think about from a capital structure standpoint, if you’re committing to, as I pointed out, roughly 75% leverage or 70% leverage on some of these pools, if you took a $1 billion pool, for example, and said the price is, give or take, $0.70, and then you assume that you’re going to need 30% in equity, that’s going to give you approximately $200 million in equity. So I think there’s plenty of supply around to satisfy the dollars that are out there, that are in the sector. It’s very competitive. However, working closely with Nationstar and other servicers, we’re very optimistic that we’re going to be able to achieve those returns. Nationstar is making a very, very big push in the non-performing loan servicing sector, and, being that they’re our partner and working close with them, I think we’re pretty optimistic that we’ll get there.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

Okay, great. And then just one more. On the Springleaf portfolio, are you guys considering a refinance there?

Michael Nierenberg

Chief Executive Officer, President and Director

Yes, we’ve mentioned, I think, on the last call that we were looking at a refinance. Today, we do have the ability to

8

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

refinance and work with that capital structure. There’s 3 ways we’re thinking about it. One is to refinance; two is, obviously, you look at it as selling an asset; and then, three, is some kind of other structured financing. And we would expect to do something this quarter on that.

Operator

Your next question comes from the line of Paul Miller with FBR.

Jessica Ribner

FBR Capital Markets & Co., Research Division

This is Jessica in for Paul. Just a quick question on the servicing advance pipeline that you noted in the presentation. Would you be looking at servicing advances at other servicers or just with Nationstar and in thinking about what they can acquire?

Michael Nierenberg

Chief Executive Officer, President and Director

I think it’s both. I think it’s going to be a little bit more difficult to do it with other servicers today because, quite frankly, there’s not that many what I would call non-bank servicers that are equipped to actually acquire the types of MSR or servicing portfolios that we do. So the majority of that, from a servicing advance standpoint, will likely come from our relationship with Nationstar. And we feel, again, as I pointed out earlier, that Nationstar is in a great position now to acquire portfolios of servicing.

Jessica Ribner

FBR Capital Markets & Co., Research Division

Okay. Nationstar has the agency advances on its portfolio and I remember, when you made the servicing advance transaction initially, you had talked about getting the right approval. Is that still something that’s on the table or where is that now?

Michael Nierenberg

Chief Executive Officer, President and Director

It is. I think when you look at Nationstar today, I think they’re financing with their financing lines. And the things that they have with the agencies, I think, for now, it’s probably likely to remain there. But we’re always looking at it.

Operator

The next question comes from the line of Douglas Harter with Credit Suisse.

Douglas Harter

Credit Suisse AG, Research Division

I was wondering if you could talk about how you would expect to fund the pipeline of excess servicing and servicing advances?

Susan Givens

Chief Financial Officer and Treasurer

Sure. So obviously we raised some capital. So we’re going to use some of that capital we raised to fund servicer advances and some of the Excess MSRs. Something else you’ve seen us kind of do in the past, you saw us do it last quarter, is we continuously evaluate our portfolio, in particular our non-agency securities. And you saw us sell some of those securities last quarter where we were able to book some pretty significant gains and we’re going to continue to kind of look at that portfolio and see if things like that make sense. So I think we have a lot of options and a lot of things we can do with our existing balance sheet to generate some liquidity.

Douglas Harter

Credit Suisse AG, Research Division

9

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Great. And then can you just remind me where you see the returns on the nonperforming pools that are in the market right now?

Michael Nierenberg

Chief Executive Officer, President and Director

Again, Doug, it depends on the type of pools. On an unlevered basis, some could be in the 5 to 7 range, so with leverage it puts you lower double digits. Some could be in the kind of upper single digits. I think the way that we look at our company is we target 15-plus percent returns. So we’re not going to buy every pool that’s out there. And with prices recently gravitating higher, again certain pools may not fit our return. But we think of stuff with a 15% to 20% return.

Operator

[Operator Instructions] Your next question comes from the line of Henry Coffey with Sterne Agee.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

Just going back to some of the other questions and I’m just jumping to your balance sheet schedule. Can you talk a little bit about how the equity in the HSBC loans works? If you go in there and you’re able to refinance? Maybe you can just kind of walk-through how a refinance would take you from $231 million of book value to the number that you’re suggesting here?

Susan Givens

Chief Financial Officer and Treasurer

Yes, sure. I mean, Henry, what we were trying to do there is just kind of show illustratively, what either a refinance or a sale would look like. Realistically, if we were to do a refi, it would just increase our cash. So that’s how to think about it. So an outright sale would obviously contribute to our cash, as well, but that’s how we’re kind of trying to illustrate it.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

And then looking at the income statement briefly. There was sort of a gain on settlement and then I was just looking at some of the unwinding between core and non-core. Can you talk about that a little bit?

Susan Givens

Chief Financial Officer and Treasurer

Sure. So we sold some non-agencies this quarter. So the gain you’re seeing is from that. It was less than last quarter but we did a little bit of sale this quarter.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

That’s the line item called gain on settlement?

Susan Givens

Chief Financial Officer and Treasurer

Yes, that’s right.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

And then were there any other realized gains in there?

Susan Givens

Chief Financial Officer and Treasurer

10

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

No, it’s really just non-agency sales.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

Now on some of the mortgage REIT calls, companies have talked about creating insurance subs and then actively entering negotiations with the home loan banks. Has that sort of surfaced as an option for NRZ yet?

Michael Nierenberg

Chief Executive Officer, President and Director

It has, and we are exploring and working on that as we speak. I will say, Henry, that there is a ton of liquidity, the way that we see it, in the lending markets from banks and non-bank-type lenders to fund ample amounts of assets. However, we are down the path with looking at that.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

What would be the advantage of their financing versus via the 5 other options you probably have?

Michael Nierenberg

Chief Executive Officer, President and Director

It could be cost. It could be term. We got to go down the path with them and understand what assets. Certain assets they’ll finance, other assets they won’t. But we’re currently in discussion with them now.

Operator

And you have a follow-up question from the line of Bose George with KBW.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

I just wanted to ask about the potential of calling those securitizations. Just curious about how the economic benefits work, in terms of calling them and resecuritizing them?

Michael Nierenberg

Chief Executive Officer, President and Director

Those securities were issued, if you go back, it’s probably ‘03 to ‘07-ish. The coupons on those, on the underlying collateral were much higher than where the coupons are currently in the market. So it’s nice, seasoned collateral that investors will pay up for. So the way that we think about it, we do own some securities in the portfolio that are marked at discounts to par. So that’s part 1. Part 2 is the absolute levels of execution are above par. So the way that we think about it, we have the rights to call over 800 deals. Not every deal is economic because it depends upon the performance. So we’ll call them. We’ll do a resecuritization, which we’re currently doing now, and then sell off all the parts and book the money.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

And do you think it could be a reasonably material number, where the economics work?

Michael Nierenberg

Chief Executive Officer, President and Director

It’s hard to say material, but it depends on the deal. But we look at every single deal that we have the option to do it on. Some are going to be more meaningful than others.

11

NEW RESIDENTIAL INVESTMENT CORP. FQ1 2014 EARNINGS CALL MAY 14, 2014

Operator

Your next question comes from Michael Kaye with Citigroup.

Michael R. Kaye

Citigroup Inc, Research Division

Just wondering, do you have any interest in buying additional mortgage loans from Springleaf?

Michael Nierenberg

Chief Executive Officer, President and Director

We do and we continue to look at that and work with them on their mortgage loan portfolio. They have a bunch of stuff that’s raw mortgage loans as well as some stuff that’s in securitization. So we do have active dialogue with them on that.

Operator

At this time, I’d like to turn the call back over to Michael for any closing remarks.

Michael Nierenberg

Chief Executive Officer, President and Director

Thank you very much. Appreciate everybody calling in. We look forward to updating you throughout the quarter.

Operator

Again, thank you for your participation. This concludes today’s call. You may now disconnect.

12